As filed with the Securities and Exchange Commission on September 5, 2025

Registration No. 333-276979

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REDHILL BIOPHARMA LTD.
(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21 Ha'arba'a Street
Tel Aviv 6473921
Israel
+972-3-541-3131
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RedHill Biopharma Inc.
8311 Brier Creek Parkway, Suite 105-161
Raleigh, NC 27617
(984) 444-7010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Perry Wildes, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-276979) (the “Registration Statement”) of RedHill Biopharma Ltd. (the “Company”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission (the “SEC”), on February 9, 2024 and declared effective by the SEC on February 15, 2024, as amended by Post-Effective Amendment No. 1 filed with the SEC on April 18, 2024 and declared effective by the SEC on April 22, 2024, to incorporate by reference into the Registration Statement the Company’s Form 20-F for the year ended December 31, 2024, filed with the SEC on April 10, 2025 and the Company’s Form 6-K submitted to the SEC on September 5, 2025 with respect to the financial statements of the Company as of and for the six months ended June 30, 2025, to the extent incorporated by reference herein, and to update selling shareholder information. The Registration Statement originally covered the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 424,000 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 10,000 of our ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), or 4,240,000,000 Ordinary Shares in the aggregate, issued or issuable upon the exercise of the following warrants: (i) warrants issued in a concurrent private placement in connection with our registered direct offering in January 2024 (the “January Warrants”), pursuant to the Securities Purchase Agreement, dated as of January 25, 2024, between us and the purchasers named on the signature pages thereto (the “Purchase Agreement”); and (ii) warrants issued in a private placement (the “Placement Agent Warrants” and together with the January Warrants, the “Warrants”) pursuant to an engagement letter, dated as of January 24, 2024 (the “Engagement Letter”), between us and H.C. Wainwright & Co., LLC (“Placement Agent”).

This Post-Effective Amendment also reflects a ratio change of the ADSs to the Company’s non-traded ordinary shares from the previous ratio of one (1) ADS representing four hundred (400) ordinary shares to a new ratio of one (1) ADS representing ten thousand (10,000) ordinary shares, which was implemented on August 20, 2024. For ADS holders, the ratio change had the same effect as a 1-for-25 reverse ADS split.

No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of ADSs issuable from time to time upon exercise of the Warrants that remain unexercised.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2025

PRELIMINARY PROSPECTUS

424,000 American Depositary Shares representing 4,240,000,000 Ordinary Shares

REDHILL BIOPHARMA LTD.

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus of up to an aggregate of 424,000 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 10,000 of our ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), or 4,240,000,000 Ordinary Shares in the aggregate, which remain unsold from the 424,000 ADSs originally registered on the registration statement of which this prospectus forms a part, issued or issuable upon the exercise of warrants (the “Warrants”) that were issued pursuant to (i) a securities purchase agreement (the “Purchase Agreement”), dated as of January 25, 2024, between us and the purchasers named on the signature pages thereto and (ii) an engagement letter (the “Engagement Letter”), dated as of January 24, 2024, between us and H.C. Wainwright & Co., LLC (the “Placement Agent”).

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholders. However, we will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Any ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 19 of this prospectus.

The ADSs are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RDHL”. On September 4, 2025, the last reported sale price of the ADSs was $1.23 per ADS.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 6 and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2025.

ABOUT THIS PROSPECTUS

The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholders may change over time. When the selling shareholders sell Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. In addition, this prospectus, our Annual Report on Form 20-F for the year ended December 31, 2024, and documents incorporated by reference into this prospectus contain information obtained from independent industry and other sources that we may not have independently validated. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to regain and maintain compliance with the listing standards of Nasdaq;

•	our ability to close strategic business transactions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•	the commercialization and market acceptance of Talicia® and any future commercial products;

•	our ability to generate sufficient revenues from Talicia® and any future commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the FDA or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that Talicia® or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for Talicia® and any future commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for Talicia® and any future commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104/RHB-204 in Crohn’s may be adversely impacted if a validated lab test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
the interpretation of the properties and characteristics of Talicia® and any future commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering Talicia® and any future commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in other factors disclosed in this prospectus and in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance. You should read this prospectus, the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and in any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

v

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a specialty biopharmaceutical company, primarily focused on GI, infectious diseases and oncology. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. We also commercialize in the U.S. our GI-related product, Talicia® (omeprazole, amoxicillin, and rifabutin), and continue to explore our strategic plans for other potential products and activities.

Among our therapeutic candidates, we are exploring opaganib as a potential treatment for various conditions, including GI-ARS, viral infections such as COVID-19, Ebola virus disease and additional viruses as part of pandemic preparedness, several cancers and diabetes and obesity-related disorders. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness, including the Ebola virus.

Our current pipeline consists of five therapeutic candidates, part of which are in late stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product, Talicia®, that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed our commercial product, Talicia®, for specific territories outside the U.S., and one of our therapeutic candidates, RHB-102, worldwide (except for the U.S., Canada, and Mexico). Furthermore,  we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Equity Line of Credit

On June 20, 2025, the Company entered into the Any Market Purchase Agreement with Alumni Capital, L.P. (“Alumni”) (the “Any Market Purchase Agreement”) establishing a USD $10 million equity line of credit. Pursuant to the Any Market Purchase Agreement, the Company has the right, but not the obligation, to issue, from time to time, at the Company’s discretion, to Alumni, and Alumni is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Commitment Amount”) at the Company’s request and subject to the terms of the Any Market Purchase Agreement, any time during the period commencing on June 20, 2025, and ending on the earlier (i) the date on which the ADSs cease trading on  the  NYSE,  the  NYSE  American,  The  Nasdaq  Capital Market,  The  Nasdaq  Global  Market,  or  The  Nasdaq  Global  Select  Market  (or  any nationally recognized successor to any of the foregoing (an “Eligible Market”), (ii) the date on which Alumni Capital, L.P. shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.

In consideration for Alumni’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to Alumni the Commitment Warrant valid for a term of five years, entitling Alumni to purchase up to 333,333 Commitment Warrant ADSs at $3.00 per ADS, subject to adjustments therein.

To date, we have raised approximately $1.7 million pursuant to the Any Market Purchase Agreement at a weighted average price of $1.67. This included $1.0 million raised pursuant to the first Purchase Notice at the purchase price equal to $1.69, which represented 82% of the lowest daily volume weighted average price of the ADSs during the five consecutive trading days immediately prior to the date we delivered the  purchase notice to the Purchaser in accordance with the terms of the Any Market Purchase Agreement. We may, at our discretion, direct Alumni to purchase (A) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or sixty percent (60%) of the average daily trading volume of the ADSs on the Principal Market over the most recent five business days prior to the respective Purchase Notice Date, unless waived upon mutual discretion between us and Alumni, up to an amount no greater than an aggregate purchase price equal to $3,000,000, at the Regular Purchase Price, or (B) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by Alumni, at the Forward Purchase Price. Subject to the terms of the Any Market Purchase Agreement, we may deliver up to two Purchase Notices with the Forward Purchase Price on any given business day.

The Any Market Purchase Agreement also prohibits us from directing Alumni to purchase any ADSs (i) if  those ADSs, when aggregated with all other ADSs then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of AMPA ADSs with respect to the sales pursuant to any Regular Purchase Notice.

The Any Market Purchase Agreement will automatically terminate on the earlier of (i) the date on which the ADSs cease trading on an Eligible Market, (ii) the date on which Alumni shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026. The Any Market Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to Alumni; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties..

Nasdaq Minimum Stockholders’ Equity Requirement

On April 15, 2025, we received a written notification (the “Notification Letter”) from the Listing Qualifications Department of Nasdaq Stock Market LLC (“Nasdaq”), notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”).

The Minimum Stockholders’ Equity Rule requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000 and do not meet the alternatives of market value of listed securities or net income from continuing operations. We are thus non-compliant with the Minimum Stockholders’ Equity Rule. In accordance with the Nasdaq Listing Rules, we submitted to Nasdaq a plan to regain compliance.

On August 8, 2025, the Company received a written notification (the “Extension Letter”) confirming that Nasdaq granted the Company an extension to regain compliance with the Minimum Stockholders’ Equity Rule. The Extension Letter provides that on or before October 13, 2025, the Company must (i) complete its financing initiatives, including a $10 million stock purchase sales agreement with Alumni Capital LP, which was signed on June 20, 2025; receipt of proceeds of up to $7.2 million from a summary judgement relating to Kukbo Co. Ltd. (“Kukbo”); and certain potential out licensing and nondilutive grants in support of its operations, and (ii) meet one of the alternatives to evidence compliance with the Minimum Stockholders’ Equity Rule.

The Notification Letter and Extension Letter have no immediate effect on our listing on The Nasdaq Capital Market at this time, nor are our business operations affected by receipt of the Notification Letter.  If we fail to evidence compliance upon filing its periodic report for the year ending December 31, 2025 with the SEC and Nasdaq, we may be subject to delisting.

We are looking into various options available to regain compliance and maintain our continued listing on The Nasdaq Capital Market. There can be no assurance that we will be able to regain compliance with the Minimum Stockholders’ Equity Rule.

Kukbo Litigation

On September 2, 2022, we filed a lawsuit against Kukbo in the Supreme Court of the State of New York, County of New York, Commercial Division, (“NY Supreme Court”), as a result of Kukbo’s default in delivering to us $5.0 million under a subscription agreement, dated October 25, 2021 (the “Subscription Agreement”), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims with various allegations such as breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B. On December 2, 2024, we were awarded a judgment of approximately $8 million, including $6.5 million in principal and approximately $1.5 million in accrued interest, plus costs, in a summary judgment by the NY Supreme Court in our legal proceedings against Kukbo. The Court dismissed the entirety of Kukbo’s counterclaims in the case. Kukbo filed a notice of appeal and perfected its appeal on June 4, 2025.  We filed our response to Kukbo’s appeal on or before August 6, 2025. The appeal is currently set for hearing in the Supreme Court of the State of New York, Appellate Division, First Judicial Department’s September 2025 term. On August 13, 2025, the NY Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in addition to, the NY Supreme Court’s prior summary judgement award.  Kukbo also has a right to seek an appeal of the amount of legal costs and expenses awarded. We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment.

Positive FDA Feedback on Pathway to Approval of RHB-204 for Crohn’s Disease

On July 21, 2025, we announced that we had received positive feedback from the U.S. Food and Drug Administration (FDA), following a scheduled Type C meeting, in which the FDA provided guidance on the pathway to approval for our RHB-204 Crohn’s disease (CD) development program. The positive FDA feedback allows for the planned RHB-204 Phase 2 study to be the first ever clinical trial in Crohn’s disease to test a specifically defined population of Mycobacterium avium subspecies paratuberculosis infected (MAP-positive) CD patients. Testing MAP as a root cause of Crohn’s, this approach could potentially make RHB-204, if approved, a paradigm-shifting new therapy treating both the suspected cause of the disease and its symptoms. A major hurdle in previous clinical studies for new therapies directed at MAP has been the ability to rapidly and accurately detect MAP – one of the slowest growing bacteria on the planet. We are collaborating with two leading academic centers for the provision of cutting-edge MAP detection diagnostics, supporting the study’s novel design and the potential future commercial application of RHB-204.

License Agreement with Hyloris Pharmaceuticals

On February 24, 2025, we entered into an exclusive license agreement with Hyloris Pharmaceuticals SA (“Hyloris”) for the development and commercialization of RHB-102 (Bekinda®) in all territories outside the United States, Canada and Mexico. Under the agreement, the Company received a payment of $0.1 million and is entitled to minimum annual payments. In addition, the Company is entitled to receive up to $60 million in potential milestone payments contingent upon achieving specified commercial targets, and tiered royalties of up to the mid-20% on net sales, net of certain cost recoupments. We intend to continue the development for FDA approval in the U.S, if granted, for RHB-102. Hyloris will be responsible for all development, regulatory, and commercialization activities related to RHB-102 in its territories across all indications including acute gastroenteritis and gastritis, IBS-D, and oncology support.

ATM Program with H.C. Wainwright & Co., LLC

On February 3, 2025, we entered into a sales agreement (the “Wainwright Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), for the sale of ADSs, pursuant to which we are able to offer and sell, from time to time, ADSs through our ATM program, with Wainwright acting as our agent. Under the prospectus supplement relating to the ATM program and the accompanying base prospectus, we are permitted to sell ADSs having an aggregate offering price of up to $3,464,000 from time to time through Wainwright, acting as our agent, in accordance with the Wainwright Sales Agreement.  To date, we have sold 890,001 ADSs at a weighted average offering price of $3.85 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Wainwright Sales Agreement and related prospectus supplement and accompanying base prospectus.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we often report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies.

Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Our registered agent in the U.S. is Redhill  Biopharma Inc., and the address is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

THE OFFERING

Securities offered by the selling shareholders	Up to 424,000 ADSs representing 4,240,000,000 Ordinary Shares.

The ADSs
Each ADS represents 10,000 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”).

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 13 of this prospectus for more information on the selling shareholders.

Use of proceeds
We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. However, we may receive the proceeds from any exercise of the Warrants if the holders exercise the Warrants for cash. We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, research and development and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution
The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 19 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors
See “Risk Factors” beginning on page 6 of this prospectus and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq trading symbol for ADSs	The ADSs are listed on Nasdaq under the symbol “RDHL.”

Depositary	The Bank of New York Mellon.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below or incorporated by reference in this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our Ordinary Shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

We will need to raise significant additional capital to finance our losses and negative cash flows from operations and continue as a going concern. The extent to which we rely on the Any Market Purchase Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our ADSs, our ability to meet the conditions necessary to sell Purchase Notice ADSs under the Any Market Purchase Agreement, the impacts of the ownership limitations set forth in the Any Market Purchase Agreement and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Any Market Purchase Agreement, if any, or from the exercise of the Warrants to the extent that these Warrants are exercised for cash, we will need to obtain other sources of funding to implement our business plan.

Sales and issuances of our ADSs or other securities might result in significant dilution and could cause the price of our ADSs to decline.

We are registering for resale an aggregate of 424,000 ADSs by the Selling Shareholders. Sales of substantial amounts of our ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs, and the market value of our other securities. We cannot predict if and when the Selling Shareholders may sell such ADSs in the public markets.

Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to the Selling Shareholders, Alumni or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares may adversely affect the price of the ADSs or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

To raise capital, we may sell ADSs, ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares may dilute our shareholders.

Sales of a substantial number of ADSs in the public market or the perception that these sales might occur could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ADSs. In addition, the sale of substantial numbers of our ADSs could adversely impact their price.

Risks Related to the ADSs

Our failure to regain and maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS and a minimum shareholders’ equity of $2.5 million, or risk delisting, which would have a material adverse effect on our business.

On April 15, 2025, we received the Notification Letter from the Listing Qualifications Department of Nasdaq, notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1). The Minimum Stockholders’ Equity Rule requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000 and do not meet the alternatives of market value of listed securities or net income from continuing operations, and we are thus non-compliant with the Minimum Stockholders’ Equity Rule. On August 8, 2025, we received the Extension Letter confirming that Nasdaq granted us an extension to regain compliance with the Minimum Stockholders’ Equity Rule. The Extension Letter provides that on or before October 13, 2025, we must (i) complete our financing initiatives, including a $10 million stock purchase sales agreement with Alumni Capital LP, which was signed on June 20, 2025; receipt of proceeds of up to $7.2 million from a summary judgement relating to Kukbo Co. Ltd.; and certain potential out licensing and nondilutive grants in support of its operations, and (ii) meet one of the alternatives to evidence compliance with the Minimum Stockholders’ Equity Rule.  If we fail to evidence compliance upon filing our periodic report for the year ending December 31, 2025 with the SEC and Nasdaq, we may be subject to delisting.

We are looking into various options available to regain compliance and maintain our continued listing on The Nasdaq Capital Market. However, there can be no assurance that we will be able to regain compliance with the Minimum Stockholders’ Equity Rule.

Previously, on March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance.

On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split. On September 3, 2024, we regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market.

However, we may fail to maintain long-term compliance with such minimum bid price requirement and there is no assurance we would be able to successfully implement another ratio change. Moreover, we previously implemented two ratio changes of the ADSs to the Company’s non-traded Ordinary Shares prior to receiving the letter from Nasdaq in March 2024. If we again fail to comply with such minimum bid price requirement, we may not be able to again implement a ratio change in compliance with applicable Nasdaq rules in the near term. In the event we are able to implement a ratio change, such ratio change could have the effect of causing us to not comply with other listing requirements of Nasdaq, such as the listing requirements related to publicly held shares.

Additionally, in the recent past, we did not meet the continued listing requirement for market value of publicly held shares (“MVPHS”), and only regained compliance with such requirement by transferring the listing of the ADSs to Nasdaq from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future.

Our failure to meet these requirements may result in our securities being delisted from Nasdaq. A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and shareholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections no assurance can be given that we will not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2025. If we were characterized as a PFIC, U.S. holders of the ADSs  may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

Risks Related to Our Business

Our financial statements include a going concern reference. We will need to raise significant additional capital to finance our losses and negative cash flows from operations, and if we were to fail to raise sufficient capital on favorable terms and/or successfully conclude a strategic business transaction, we may need to cease operations. Management has substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the six months ended June 30, 2025, our net cash used in operating activities was $5 million, leaving a cash balance of $3 million as of June 30, 2025. Because we do not have sufficient resources to fund our operations for the next twelve months from the date of this filing, management has substantial doubt about our ability to continue as a going concern. We have determined that the Company’s available cash on June 30, 2025, together with proceeds in the amount of approximately $1.7 million received subsequently from the Any Market Purchase Agreement with Alumni, are not sufficient to fund our operations and satisfy our payment obligations for a period exceeding one year from the date of this Annual Report. Our operational costs include payment of pre-closing liabilities relating to Movantik®, which our subsidiary, RedHill U.S., retained under our agreement with HCR Collateral Management, LLC (“HCRM”) for the extinguishment of all our debt obligations under the Credit Agreement, dated February 23, 2020, as amended (the “Credit Agreement”) in exchange for the transfer of our rights in Movantik® to an affiliate of HCRM. As of June 30, 2025, estimated remaining pre-closing liabilities relating to Movantik® were approximately $2.4 million, substantially all of which are included in the allowance for deductions from revenue balance in the condensed consolidated interim statements of financial position for the six months ended June 30, 2025. In addition, we assumed obligations under the Global Termination Agreement with Movantik Acquisition Co., Valinor Pharma, LLC, and HCR Redhill SPV, LLC (the “Global Termination Agreement”). As of June 30, 2025, our estimated obligations relating to this agreement were $6.7 million, which are included in accrued expenses and other current liabilities in the condensed consolidated interim statements of financial position for the six months ended June 30, 2025. In addition, as of the reporting date, we have a significant amount of obligations related to allowance for deductions from revenues that are past due, including certain obligations that are materially overdue. We are actively engaging with various counterparties in an effort to reach structured payment arrangements. While management believes there is a reasonable possibility that such arrangements could be reached and that payments could be rescheduled in line with our cash flow capabilities, no formal agreements have been finalized to date, and there can be no assurance such arrangements will be achieved. Any default could result in legal proceedings against us, imposition of additional costs or penalties, and could materially adversely affect our business, financial condition, and results of operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

We will need to raise significant additional capital to finance our losses and negative cash flows from operations and continue as a going concern. We are also actively pursuing and in discussions with multiple parties regarding strategic business transactions. If we were to fail to raise sufficient capital or on favorable terms or successfully conclude a strategic business transaction, we may need to cease operations. There are no assurances that we will be able to raise significant additional capital on terms favorable to us or at all, particularly given the current difficult conditions in the capital markets and very low market capitalization which makes it more difficult to raise significant amounts of capital. If we are unsuccessful in achieving sufficient commercial sales of our products or in raising sufficient capital, or successfully concluding a strategic business transaction, we will need to reduce activities and curtail or cease operations.

In addition, our business plan and our ability to continue as a going concern is largely dependent on our ability to defer payments we owe to the following year. However, we do not currently have any formal payment plans in place and there can be no assurance that any counter-party to whom we owe payments will agree to such payment deferrals. Actual payment schedules could differ significantly and adversely from our current contemplated payment schedules, which may have a material adverse effect on our ability to continue to operate as a going concern.

We face risks associated with the lawsuit we initiated against Kukbo. Even if we prevail in the lawsuit against Kukbo, we may need to enforce the judgment in South Korea if Kukbo does not promptly pay the judgment.

On September 2, 2022, we filed a lawsuit against Kukbo in the NY Supreme Court, as a result of Kukbo’s default in delivering to us $5.0 million under the Subscription Agreement (as defined herein), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the further payment of $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims alleging breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On December 2, 2024, we were awarded a judgment of approximately $6.5 million in principal and approximately $1.5 million in accrued interest as of the date of the judgment, which interest continues to accrue at a rate of 9% per annum, in a summary judgment by the NY Supreme Court. The court dismissed the entirety of Kukbo’s counterclaims in the case. Kukbo filed a notice of appeal and perfected its appeal on June 4, 2025.  We intend to file our response to Kukbo’s appeal on or before August 6, 2025.  The appeal is currently set for hearing in the Supreme Court of the State of New York, Appellate Division, First Judicial Department’s September 2025 term. On August 13, 2025, the NY Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in addition to, the NY Supreme Court’s prior summary judgement award.  Kukbo also has a right to seek an appeal of the amount of legal costs and expenses awarded.

We are party to a contingency fee agreement with our legal counsel, Haynes and Boone, LLP, entered into on November 20, 2023, as amended on December 29, 2024. Under this agreement, such firm is entitled to a double-digit percentage of any gross recovery, if and only if the case ends in a final favorable outcome not subject to further appeal. If no collection is made within six months of such an outcome, we are required to pay such firm its standard hourly fees incurred since entering the agreement—approximately $1.1 million as of December 31, 2024—and must pay the full contingency amount if collection occurs later.

We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment. Due to the uncertainties of litigation, we can give no assurance that we will ultimately prevail on appeal or succeed in collecting any or all of the amounts awarded to us. If we do not prevail, we will not owe any legal fees under the contingency arrangement; however, if we prevail but are unable to collect in a timely manner, we still may be required to pay the legal fees described above even if we do not receive any recovery. In addition, we may have to pay associated damages and related expenses and legal fees if Kukbo receives a favorable appeal on the judgment (if an appeal is filed). The lawsuit against Kukbo may additionally divert management’s attention and resources in preparing for any continued litigation and defending our claim, result in disruptions to our business, and require us to pay legal fees, damages, or associated expenses, all of which could adversely affect our ability to conduct our business.

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In addition, Israel faces many threats from more distant neighbors, in particular, Iran. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations or results of operations and could make it more difficult for us to raise capital.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, in April 2024 and October 2024, Iran (in concert with other regional actors) launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Such attacks may continue due to continuing tensions in the region. In addition, the collapse of the Assad regime in Syria in December 2024 has led to increased instability in the region. Additionally, Yemeni rebel group, the Houthis, launched a series of attacks on global shipping routes in the Red Sea, causing disruptions of supply chain. On June 12, 2025, Israel conducted a series of air strikes in Iran targeting Iran’s nuclear program and leadership. In the following days, this conflict escalated. On June 21, 2025, U.S. President Donald Trump announced that the United States had conducted air strikes against three nuclear sites within Iran. Any or all of these situations may potentially escalate in the future to more violent events which may affect Israel and us.

Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Following the October 7, 2023 attacks, the IDF called up more than 350,000 of its reserve forces to serve. One member of management is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, five members of our management team and eight of our non-management employees reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. The Israeli government is currently committed to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war. However, there is no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our business.

Furthermore, prior to the attacks by Hamas and Iran, the Israeli government was pursuing extensive changes to Israel’s judicial system. This led to protests at various levels domestically, and investment banks and other investors have voiced concerns that the proposed changes may negatively impact the business environment in Israel. This may, in turn, could slow the flow of international investment and negatively affect our business, financial condition and prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. All net proceeds from the sale of the Offered ADSs covered by this prospectus will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. If all of the Warrants to purchase 424,000 ADSs are exercised for cash in full, the proceeds would be approximately $10,600,000.

We intend to use the proceeds from the exercise of the Warrants for cash, if any, for working capital, research and development and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We currently intend to reinvest any future earnings, if any, in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, if any, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends, which shall be payable in respect of the ordinary shares underlying the ADSs, to the Depositary, as the registered holder of such ordinary shares, and the Depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of June 30, 2025:

•	on an actual basis; and

•	on a pro forma basis to reflect the issuance of 1,013,908 ADSs at a weighted average offering price of $1.67 per ADS for an aggregate of approximately $1.7 million in net proceeds pursuant the Any Market Purchase Agreement with Alumni.

The actual and pro forma data included in the table below is unaudited. Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2024, the condensed consolidated financial statements as of and for the six months ended June 30, 2025 and management’s discussion and analysis with respect to each, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

	As of June 30, 2025
(In thousands, except share data)	Actual	Pro Forma
Total debt(1)	$22,787	$22,787
Ordinary shares, par value NIS 0.01 per share	63,404	93,671
Additional paid-in capital	350,303	321,725
Accumulated deficit	(418,119)	(418,119)
Total shareholders' equity	$(4,412)	$(2,723)
Total capitalization and indebtedness	$18,375	$20,064

(1)
Includes $22.3 million reported as current liabilities, which mainly consist of allowance for deductions from revenue, accrued expenses and other current liabilities and accounts payable, and $0.5 million reported as non-current liabilities, which consist of royalty obligations. The warrants granted in (i) the underwritten offering consummated in December 2022 and (ii) the registered direct offering consummated in January 2024 were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

The above table is based on 23,159,491,000 Ordinary Shares issued and outstanding as of June 30, 2025. As of June 30, 2025, prior to giving effect to this offering, we had outstanding (i) 25,380,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,538 ADSs at a weighted average exercise price of $6,305.93 per ADS), (ii) 8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to 808,216 ADSs at a weighted average exercise price of $19.78 per ADS), and (iii) 103,243 outstanding RSUs, each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

SELLING SHAREHOLDERS

January 2024 Offering

On January 26, 2024, we issued to certain institutional investors (i) in a registered direct offering, 400,000 ADSs at a purchase price of $20.00 per ADS and (ii) in a concurrent private offering, Warrants to purchase 400,000 ADSs. The Warrants have an exercise price of $25.00 per ADS, are exercisable immediately and will expire five years from the date of issuance.

The issuance of the Warrants was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Purchase Agreement with the institutional investors, we agreed, among other things, to file a registration statement with the SEC for purposes of registering the resale of the ADSs issuable upon exercise of the Warrants as soon as practicable (and in any event within fifteen (15) calendar days of the date of  the Purchase Agreement) and to keep such registration statement effective until such time as the investors, their successors and assigns, as applicable, no longer own any Warrants or the ADSs issuable upon exercise thereof.

We are registering the resale by the selling shareholders of the ADSs issuable upon exercise of the Warrants and the Ordinary Shares underlying the ADSs in order to permit the selling shareholders to offer such ADSs for resale from time to time pursuant to this prospectus. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the January 2024 Offering, pursuant to the Engagement Letter, we issued to the Placement Agent’s designees unregistered Warrants to purchase up to an aggregate of 24,000 ADSs at an exercise price of $25.00 per ADS. The Warrants issued to the Placement Agent are exercisable immediately and will expire five years from the commencement of the sales pursuant to the January 2024 Offering.

The resale of the ADSs issuable upon exercise of the Warrants issued to the Placement Agent and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Relationships with the Selling Shareholders

Except for the investment by Armistice Capital Master Fund Ltd. (“Armistice”) in the registered direct offering and concurrent private placement of warrants consummated in May 2022, the registered direct offering consummated in March 2023, the July 2023 Offering, the July 2023 Warrant Amendment, the July 2023 Warrant Exercise Transaction, the September 2023 Warrant Exercise Transaction and the January 2024 Offering, Armistice has not had any material relationship with us within the past three years. Except for the investment by each of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) and Lind Global Fund II LP (“Lind”) in the underwritten offering consummated in December 2022, the July 2023 Offering, the July 2023 Warrant Exercise Transaction, the September 2023 Warrant Exercise Transaction and the January 2024 Offering, neither Sabby nor Lind has had any material relationship with us within the past three years. Except for the investment by each of Intracoastal Capital LLC (“Intracoastal”) and CVI Investments, Inc. (“CVI”) in the January 2024 Offering, neither Intracoastal nor CVI has had any material relationship with us within the past three years.

The Placement Agent has been engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which it has received customary compensation. The Placement Agent acted as the placement agent in connection with several offerings of our securities in the past three years, and it received compensation for each such offering.

Information About Selling Shareholders Offering

The Ordinary Shares represented by the Offered ADSs being offered by the selling shareholders are those issued or issuable upon exercise of the Warrants described above. We are registering the Offered ADSs in order to permit the selling shareholders to offer the Offered ADSs for resale from time to time.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the selling shareholder, we are referring to the Offered ADSs issued or issuable upon cash exercise of the Warrants, and when we refer to the selling shareholders in this prospectus we are referring to each selling shareholder identified below, and, as applicable, permitted transferees or other successors-in-interest of the selling shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by the selling shareholders. The second column lists the number of Ordinary Shares represented by the Offered ADSs beneficially owned by the selling shareholders, based on their beneficial ownership of the Offered ADSs, as of September 5, 2025, assuming the exercise of the Warrants held by each selling shareholder on that date, without regard to any limitations on the exercise of the Warrants. The fourth column lists the maximum number of Ordinary Shares represented by the Offered ADSs being offered in this prospectus by each selling shareholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns list the number of Ordinary Shares represented by the Offered ADSs owned after the Offering and the percentage of outstanding Ordinary Shares, assuming in both cases the exercise of the Warrants held by that selling shareholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the Ordinary Shares represented by the Offered ADSs offered by that selling shareholder pursuant to this prospectus.

The selling shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the selling shareholders will exercise their Warrants nor do we know how long the selling shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 33,298,571,000 of our Ordinary Shares outstanding as of September 4, 2025. Unless otherwise indicated in the footnotes to this table, we believe that each selling shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Before Offering						Ordinary Shares Beneficially Owned After Offering
Selling Shareholders	Number(1)		Percentage		Maximum Number of Ordinary Shares Offered(1)		Number		Percentage
Armistice Capital, LLC(2)	2,300,000,000	(3)	6.68	%**	1,150,000,000	(4)	1,150,000,000	(5)	3.34%
Sabby Volatility Master Fund, Ltd.(6)	1,150,000,000	(7)	3.34	%**	1,150,000,000	(8)	-		-
Lind Global Fund II LP(9)	500,000,000	(10)	1.48	%**	500,000,000	(11)	-		-
Intracoastal Capital LLC(12)	500,000,000	(13)	1.48	%**	500,000,000	(14)	-		-
CVI Investments, Inc~~.~~(15)	700,000,000	(16)	2.06	%**	700,000,000	(17)	-		-
Michael Vasinkevich(18)	286,313,200	(19)	*		153,900,000	(20)	132,413,200	(21)	*
Noam Rubinstein(18)	98,228,000	(23)	*		52,800,000	(23)	45,428,000	(24)	*
Aileen Gibbons(18)	42,416,800	(25)	*		22,800,000	(26)	19,616,800	(27)	*
Craig Schwabe(18)	15,069,600	(28)	*		8,100,000	(29)	6,969,600	(30)	*
Charles Worthman(18)	4,464,800	(31)	*		2,400,000	(32)	2,064,800	(33)	*

* Less than 1%.

** The Warrants held by the Holders are subject to a 4.99% blocker according to which the Holders (together with their affiliates) may not exercise any portion of the Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants (the “Blocker”). Assumes that all Warrants acquired by the selling shareholders in the January 2024 Offering are exercised.

(1)	Number of Ordinary Shares includes Ordinary Shares represented by ADSs. Each ADS represents ten thousand (10,000) Ordinary Shares.

(2)
The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)
Represents 2,300,000,000 Ordinary Shares represented by 230,000 ADSs consisting of (i) 115,000 ADSs acquired pursuant to the January 2024 Offering and (ii) 115,000 ADSs issuable upon exercise of the Warrants. The exercise of the Warrants is subject to the Blocker. Consequently, as of the date set forth above, Armistice may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(4)
Represents 1,150,000,000 Ordinary Shares represented by 115,000 ADSs issuable upon exercise of the Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker.

(5)	Represents 1,150,000,000 Ordinary Shares represented by 115,000 ADSs acquired pursuant to the January 2024 Offering.

(6)
The securities are directly held by Sabby. Sabby Management, LLC, the investment manager of Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(7)
Represents 1,150,000,000 Ordinary Shares represented by 115,000 ADSs issuable upon exercise of the Warrants. The exercise of the Warrants is subject to the Blocker. Consequently, as of the date set forth above, Sabby may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(8)
Represents 1,150,000,000 Ordinary Shares represented by 115,000 ADSs issuable upon exercise of the Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the Warrants is subject to the Blocker.

(9)
The securities are directly held by Lind. Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner and the Investment Manager of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Fund II LP is 444 Madison Avenue, 41st Floor, New York, NY 10022. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(10)
Represents 500,000,000 Ordinary Shares represented by 50,000 ADSs issuable upon exercise of the Warrants. Consequently, as of the date set forth above, Lind may not necessarily be able to exercise all of the Warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(11)
Represents 500,000,000 Ordinary Shares represented by 50,000 ADSs issuable upon exercise of the Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the Warrants is subject to the Blocker.

(12)
The securities are directly held by Intracoastal. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach, FL 33483. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(13)
Represents 500,000,000 Ordinary Shares represented by 50,000 ADSs issuable upon exercise of the Warrants. The exercise of the Warrants is subject to the Blocker. Consequently, as of the date set forth above, Intracoastal may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(14)
Represents 500,000,000 Ordinary Shares represented by 50,000 ADSs issuable upon exercise of the Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the Warrants is subject to the Blocker.

(15)
The securities are held directly by CVI. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of securities purchased by the investor in the offering.  The address for CVI is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation.

(16)
Represents 700,000,000 Ordinary Shares represented by 70,000 ADSs issuable upon exercise of the Warrants. The exercise of the Warrants is subject to the Blocker. Consequently, as of the date set forth above, CVI may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(17)
Represents 700,000,000 Ordinary Shares represented by 70,000 ADSs issuable upon exercise of the Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the Warrants is subject to the Blocker.

(18)
The selling shareholders were issued compensation warrants as a designee of the Placement Agent in connection with each of (i) the registered direct offering consummated in March 2023 (the “March 2023 Placement Agent Warrants”), (ii) the July 2023 Offering, (iii) July 2023 Warrant Exercise Transaction, (iv) the September 2023 Warrant Exercise Transaction and (v) the January 2024 Offering. Each selling shareholder is affiliated with the Placement Agent, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held. Each selling shareholder may not exercise the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants, the September 2023 Placement Agent Warrants or the January 2024 Placement Agent Warrants issued in connection with the January 2024 Offering to the extent such exercise would cause each selling shareholders, together with his affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, or, upon notice to us, 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination shares of Ordinary Shares issuable upon exercise of such securities which have not been so exercised. The selling shareholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(19)
Represents 286,313,200 Ordinary Shares represented by 28,631 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants, the September 2023 Placement Agent Warrants and the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(20)
Represents 153,900,000 Ordinary Shares represented by 15,390 ADSs issuable upon exercise of the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(21)
Represents 132,413,200 Ordinary Shares represented by 13,241 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the September 2023 Placement Agent Warrants without regard to any limitations on the exercise of such warrants.

(22)
Represents 98,228,000 Ordinary Shares represented by 9,822 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants the September 2023 Placement Agent Warrants and the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(23)	Represents 52,800,000 Ordinary Shares represented by 5,280 ADSs issuable upon exercise of the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(24)
Represents 45,428,000 Ordinary Shares represented by 4,542 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the September 2023 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(25)
Represents 42,416,800 Ordinary Shares represented by 4,241 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants, the September 2023 Placement Agent Warrants and the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(26)	Represents 22,800,000 Ordinary Shares represented by 2,280 ADSs issuable upon exercise of the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(27)
Represents 19,616,800 Ordinary Shares represented by 1,961 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the September 2023 Placement Agent Warrants without regard to any limitations on the exercise of such warrants.

(28)
Represents 15,069,600 Ordinary Shares represented 1,506 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants, the September 2023 Placement Agent Warrants and the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(29)	Represents 8,100,000 Ordinary Shares represented 810 ADSs issuable upon exercise of the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(30)
Represents 6,969,600 Ordinary Shares represented by 696 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the September 2023 Placement Agent Warrants without regard to any limitations on the exercise of such warrants.

(31)
Represents 4,464,800 Ordinary Shares represented 446 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants, the September 2023 Placement Agent Warrants and the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(32)	Represents 2,400,000 Ordinary Shares represented by 240 ADSs issuable upon exercise of the January 2024 Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(33)
Represents 2,064,800 Ordinary Shares represented by 206 ADSs issuable upon exercise of the March 2023 Placement Agent Warrants, the July 2023 Placement Agent Warrants, the July 2023 Placement Agent Exercise Warrants and the September 2023 Placement Agent Warrants without regard to any limitations on the exercise of such warrants.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The selling shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the selling shareholders do not own any Warrants or do not own any Ordinary Shares represented by the Offered ADSs issuable upon exercise of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee	$750.99
Legal fees and expenses	50,000
Accountants’ fees and expenses	18,000
Miscellaneous	1,000
Total	69,750.99

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1(a)(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.redhillbio.com, our Annual Reports on Form 20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year ending December 31, an annual report on Form 20-F containing financial statements which are examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. In addition, in accordance with the Nasdaq Listing Rules, as a foreign private issuer we are required to submit on a Form 6-K an interim balance sheet and income statement as of the end of the second quarter of each fiscal year.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.redhillbio.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•
the description of our Ordinary Shares, par value NIS 0.01 per share, and the American Depositary Shares representing the Ordinary Shares, contained in Exhibit 2.3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025, including any amendments or reports filed for the purpose of updating the description;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025; and

•
our Reports on Form 6-K furnished to the SEC on April 16, 2025 (not including second paragraph of press release), April 17, 2025, April 28, 2025 (first paragraph of press release only), May 2, 2025 (not including third paragraph of press release), May 5, 2025, May 13, 2025, May 19, 2025, May 27, 2025, June 25, 2025, July 1, 2025, and July 21, 2025, August 14, 2025, August 18, 2025 (not including second paragraph of press release), August 20, 2025 and Form 6-K/A filed on September 5, 2025 (in each case only to the extent provided in such Form 6-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 6473921, Israel, Attn: Razi Ingber, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a majority of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and a majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted;

•
We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering; and

•
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

424,000 American Depositary Shares representing 4,240,000,000 Ordinary Shares

REDHILL BIOPHARMA LTD.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Exemption, Insurance and Indemnification of Directors and Officers

Exemption of Officers and Directors

Under the Israeli Companies Law, a company may not exempt an officer or director from liability with respect to a breach of his duty of loyalty but may exempt in advance an officer or director from liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with a prohibited distribution made by the company, if so provided in its articles of association. Our articles of association provide for this exemption from liability for our directors and officers.

Directors’ and Officers’ Insurance

The Israeli Companies Law and our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may obtain insurance for our directors and officers for any liability stemming from any act performed by an officer or director in his capacity as an officer or director, as the case may be with respect to any of the following:

•	a breach of such officer’s or director’s duty of care to us or to another person;

•
a breach of such officer’s or director’s duty of loyalty to us, provided that such officer or director acted in good faith and had reasonable cause to assume that his act would not prejudice our interests;

•	a financial liability imposed upon such officer or director in favor of another person;

•	financial liability imposed on the officer or director for payment to any Party Harmed by the Breach;

•	expenses incurred by such officer or director in connection with an administrative proceeding conducted in this matter, including reasonable litigation expenses, including legal fees; or

•	a breach of any duty or any other obligation, to the extent insurance may be permitted by law.

On May 5, 2025, our shareholders approved the Compensation Policy for our directors and officers in accordance with the Israeli Companies Law, pursuant to which we are required to determine the compensation of our directors and officers, and which must be approved by our shareholders every three years. Pursuant to the Compensation Policy, we may obtain a directors’ and officers’ liability insurance policy, which would apply to our or our subsidiaries’ directors and officers, as they may be, from time to time, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy may not exceed $100 million; and (b) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board of Directors) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company's profitability, assets or liabilities. In addition, pursuant to our Compensation Policy, should we sell our operations (in whole or in part) or in case of merger, spin-off or any other significant business combination involving us or part or all of our assets, we may obtain a director’s and officers’ liability insurance policy (run-off) for our directors and officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term may not exceed seven years; (b) the coverage amount may not exceed $100 million; and (c) the purchase of such policy shall be approved by the Compensation Committee (and, if required by law, by the Board of Directors) which shall determine that such policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities. The Compensation Policy is in effect for three years from the 2022 annual general meeting.

Pursuant to the foregoing approvals, we carry directors’ and officers’ liability insurance. This insurance is renewed on an annual basis.

Indemnification of Officers and Directors

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an officer nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our directors and officers must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an officer nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our directors and officers must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

We may provide a commitment to indemnify in advance any director or officer of ours in the course of such person’s position as our director or officer, all subject to the letter of indemnification, as approved by our shareholders from time to time and in accordance with our articles of association. We may provide retroactive indemnification to any officer to the extent allowed by the Israeli Companies Law. As approved by our shareholders, the amount of the advance indemnity is limited to the higher of 25% of our then shareholders’ equity, per our most recent annual financial statements, or $10 million.

As part of the indemnification letters, we exempted our directors and officers, in advance, to the extent permitted by law, from any liability for any damage incurred by them, either directly or indirectly, due to the breach of an officer’s or director’s duty of care vis- à-vis us, within his acts in his capacity as an officer or director. The letter provides that so long as not permitted by law, we do not exempt an officer or director in advance from his liability to us for a breach of the duty of care upon distribution, to the extent applicable to the officer or director, if any. The letter also exempts an officer or director from any liability for any damage incurred by him, either directly or indirectly, due to the breach of the officer or director’s duty of care vis- à-vis us, by his acts in his capacity as an officer or director prior to the letter of exemption and indemnification becoming effective.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 2021. These issuances did not result in changes to the voting rights attached to the Ordinary Shares.

Issuance of Capital Stock

On June 20, 2025, the Company entered into an Any Market Purchase Agreement with Alumni Capital LP establishing a USD $10 million equity line of credit. In consideration for Alumni Capital LP’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to Alumni Capital LP a warrant valid for a term of five years, entitling Alumni Capital LP to purchase up to 333,333 ADSs at $3.00 per ADS, subject to adjustments therein.  To date, we have raised approximately $1.7 million pursuant to the Any Market Purchase Agreement at a weighted average price of $1.67.

 On March 8, 2023, we issued to a single investor a convertible promissory note in the principal amount of up to $6 million and a warrant to purchase up to 2,380 ADSs in a private placement. We received an advance of $2 million under the note. On March 28, 2023, we entered into a termination agreement with the investor, cancelling the convertible promissory note and warrant, and we paid $2,030,000 to the investor.

On July 25, 2023, in connection with a registered direct offering (the “July 2023 Offering”), we entered into a warrant reprice and reload letter with a certain holder of our Series A Warrants to purchase up to an aggregate of 60,000 ADSs and Series B Warrants to purchase up to an aggregate of 60,000 ADSs, each issued in March 2023, pursuant to which such holder exercised its Series A Warrants in full at a reduced exercise price of $33.75 per ADS in exchange for new unregistered warrants to purchase up to an aggregate of 60,000 ADSs at an exercise price of $45.00 per ADS exercisable until April 3, 2028 and a reduction in the exercise price of various outstanding warrants (the “July 2023 Warrant Exercise Transaction”). The gross proceeds to us from the warrant reprice and reload letter were approximately $2,025,000, before deducting the placement agent’s fees and other offering expenses payable by us.

In September 2023, in connection with the Company’s warrant exercise transaction (the “September 2023 Warrant Exercise Transaction”) and pursuant to an inducement letter, certain investors agreed to exercise for cash their existing warrants to purchase an aggregate of 172,076 ADSs issued on May 11, 2022, December 6, 2022, April 3, 2023 and July 25, 2023, at reduced exercise price of $11.75 per ADS, in consideration for the issuance to each such exercising investor of new warrants to purchase up to an aggregate of 344,154 ADSs at an exercise price of $11.75 per ADS with exercise terms ranging from eighteen months to five years.

On January 26, 2024, in connection with a registered direct offering (the “January 2024 Offering”), we concurrently issued to certain institutional investors unregistered warrants to purchase 400,000ADSs. The Warrants have an exercise price of $25.00 per ADS, are exercisable immediately and will expire five years from the date of issuance. The gross proceeds to us from the transaction were approximately $8 million, before deducting the placement agent’s fees and other offering expenses payable by us.

In addition, we issued (i) warrants to purchase up to 3,125 ADSs issued to the placement agent as part of the compensation to the placement agent in connection with the July 2023 Offering, (ii) the issuance of warrants to purchase up to 3,600 ADSs issued to the placement agent as part of the compensation to the placement agent in connection with the July 2023 Warrant Exercise Transaction, (iii) the issuance of warrants to purchase up to an aggregate of 10,324 ADSs issued to the placement agent  as part of the compensation in connection with the September 2023 Warrant Exercise Transaction and (iv) the issuance of warrants to purchase up to 24,000 ADSs issued to the placement agent’s designees as partial compensation to the placement agent in connection with the January 2024 Offering.

For additional information regarding the unregistered securities sold since January 2021, please see “Item 5. Operating and Financial Review and Prospects – Liquidity and Capital Resources” in our Annual Report on Form 20-F for the year ended December 31, 2024.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).

Item 8. Exhibits and Financial Statements Schedules.

(a) Exhibits.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Exhibit Description

2.1+
Asset Purchase Agreement, dated August 11, 2010, by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) (incorporated by reference to Exhibit 4.4 to Draft Registration Statement on Form DRS disseminated with the Securities and Exchange Commission, dated December 3, 2012).

2.2
Amendment to Asset Purchase Agreement by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) dated February 27, 2014 (incorporated by reference to Exhibit 4.2 of the Annual Report on Form 20 F filed with the Securities and Exchange Commission on February 26, 2019).

2.3+
Asset Purchase Agreement, dated August 11, 2010, by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) (incorporated by reference to Exhibit 4.4 to Draft Registration Statement on Form DRS disseminated with the Securities and Exchange Commission, dated December 3, 2012).

3.1
Articles of Association of the Registrant, as amended (unofficial English translation) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2025).

4.1
Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the Securities and Exchange Commission on December 6, 2012).

4.2
Form of American Depositary Receipt (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the Securities and Exchange Commission on December 6, 2012).

4.3	Form of Warrant (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on December 5, 2022).

4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 1.5 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2023).

4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

4.6
Form of Placement Agent Warrant regarding Warrant Reprice and Reload Letter (incorporated by reference to Exhibit 1.6 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

4.7
Form of Placement Agent Warrant issued to the Placement Agent in the January 2024 Offering (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

4.8	Form of Warrant issued to purchasers in the January 2024 Offering (incorporated by reference to Exhibit 1.2 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

4.9	Form of Warrant issued to purchasers in the April 2024 Offering (incorporated by reference to Exhibit 1.2 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2024).

4.10	Commitment Warrant issued to Alumni Capital LP (incorporated by reference to Exhibit 4.1 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

4.11	Form of Pre-Funded Warrant issued to Alumni Capital LP (incorporated by reference to Exhibit 4.2 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

5.1##	Opinion of Goldfarb Gross Seligman & Co., Israeli legal counsel to the registrant, re legality (including consent).

5.2 ##	Opinion of Haynes and Boone, LLP (including consent).

10.1+
Exclusive License Agreement, dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp (incorporated by reference to Exhibit 4.7 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 25, 2016).

10.2†
Amendment #1 dated January 23, 2017, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 20-F/A filed with the Securities and Exchange Commission on May 15, 2019).

10.3+
Amendment #2 dated June 22, 2017, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.5 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 22, 2018).

10.4
Amendment #5 dated January 23, 2019, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 26, 2019).

10.5
Form of Letter of Exemption and Indemnity adopted on June 22, 2022, as amended (unofficial English translation) (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 28, 2023).

10.6^	Amended and Restated Award Plan (2010) (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 28, 2023).

10.7^	Compensation Policy (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2025).

10.8
Global Termination Agreement, dated July 19, 2024, by and among RedHill Biopharma Ltd., Movantik Acquisition Co., Valinor Pharma, LLC, and HCR Redhill SPV, LLC (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 10, 2025).

10.9†
Clinical Trial Agreement dated January 2, 2024, by and between RedHill Biopharma Ltd. and the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on February 9, 2024).

10.11
Form of Securities Purchase Agreement dated March 30, 2023, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2023).

10.12
Form of Securities Purchase Agreement dated July 21, 2023, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

10.13
Form of Securities Purchase Agreement dated January 25, 2024, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

10.14	Form of Warrant Reprice and Reload Letter (incorporated by reference to Exhibit 1.4 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

10.15
Form of Inducement Letter by and between the Company and holders, dated September 28, 2023 (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on September 29, 2023)

10.16
Form of Securities Purchase Agreement dated March 29, 2024, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2024).

10.17
At The Market Offering Agreement, dated February 3, 2025, by and between RedHill Biopharma Ltd. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on February 3, 2025).

10.18
Any Market Purchase Agreement, dated as of June 20, 2025 between the Company and Alumni Capital, L.P. (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

21.1	Subsidiary List (incorporated by reference to Exhibit 8.1 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 22, 2018).

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the registrant.

23.2##	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).

23.3##	Consent of Haynes and Boone, LLP (included in Exhibit 5.2)

107##	Filing Fee Table.

* Filed herewith.

##	Previously filed.

^ Indicates management contract or compensatory plan.

+ Confidential treatment granted with respect to certain portions of this exhibit.

† Certain identified confidential information in this exhibit has been omitted because such identified confidential information is (i) the type the Company treats as private or confidential and (ii) is not material. A copy of the omitted portions will be furnished to the SEC upon its request.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No.2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on September 5, 2025.

REDHILL BIOPHARMA, LTD.

By:	/s/ Dror Ben-Asher
Name:	Dror Ben-Asher
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Mr. Dor Ben-Asher and Mr. Razi Ingber, and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dror Ben-Asher	Chief Executive Officer and Chairman of the Board of Directors	September 5, 2025
Dror Ben-Asher	(Principal Executive Officer)

*	Chief Financial Officer	September 5, 2025
Razi Ingber	(Principal Financial Officer and Principal Accounting Officer)

*	Director	September 5, 2025
Ofer Tsimchi

*	Director	September 5, 2025
Shmuel Cabilly

*	Director	September 5, 2025
Dr. Kenneth Reed

/s/ Dr. Roni Mamluk	Director	September 5, 2025
Dr. Roni Mamluk

*	Director and Chief Commercial Officer	September 5, 2025
Rick Scruggs

*By:	/s/ Dror Ben-Asher	September 5, 2025
Dror Ben-Asher
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant’s duly authorized representative has signed this Post-Effective Amendment No.2 to the Registration Statement on Form F-1 on this 5th day of September, 2025.

REDHILL BIOPHARMA INC. Authorized U.S. Representative

By:	/s/ Razi Ingber
	Name:	Razi Ingber